Contact for Investors and Media:

Richard Baron
VP Finance and CFO
610-644-8990
Richard.Baron@animascorp.com

ANIMAS CORPORATION REPORTS FINANCIAL RESULTS FOR THE FIRST QUARTER 2005

West Chester, Pennsylvania, May 9, 2005 — Animas Corporation (NASDAQ:PUMP) today announced financial results for the first quarter ended March 31, 2005.

First Quarter’s Highlights

•	Net revenues of $19.3 million, representing an increase of 67% from adjusted net revenues for Q1’04 (See table for reconciliation of adjusted to reported numbers).

•	Successful launch of the IR 1250 pump in the U.S. market.

•	Growth of international net revenues from $0.9 million in Q1 ‘04 to $3.4 million in 2005. International revenues now represent 18% of the total business, compared to 8% of adjusted net revenues in Q1’04.

•	SG&A expenses as a percent of net revenues of 56%, compared to 73% of adjusted net revenues in Q1’04.

•	Adjusted net loss of $1.1 million, including a charge of $326,000 associated with earlier-announced recall of the IR 1250 pump, compared to an adjusted net loss of $3.4 million in Q1’04.

•	Consummation of the acquisition of certain assets from Cygnus, including all of their intellectual property and most of the company’s fixed assets.

“Our first quarter revenues reflect our increasing momentum in the insulin pump market and the overwhelming market acceptance of IR 1250 insulin pump in the United States and the IR 1200 pump outside the U.S.,” said Kathy Crothall, President and CEO of Animas Corporation. “Our current products, coupled with our reputation for providing superior service, bode well for a strong 2005. Our new technologies should allow us to maintain this leadership position.”

FINANCIAL HIGHLIGHTS

Net revenues: Net revenues for Q1 ‘05 totaled $19.3 million, compared to $11.6 million of adjusted net revenues and $4.8 million of net revenues in Q1 ‘04, representing increases of 67% and 300%, respectively. Three factors contributed to these increases in net revenues: first, the positive reception of the IR 1250 pump launch in the U.S.; second, the positive international market response to the IR 1200 pump; and third, increased sales of ancillary supplies.

Gross margin: First quarter gross margin was $11.3 million, or 58% of net revenues, up from a 56% adjusted gross margin percentage in Q1 ‘04, reflecting reduced cost of ancillary supplies and better absorption of fixed overhead. Gross margin in Q1 ‘05 was adversely affected by the higher proportion of revenues stemming from international sales, as well as increased warranty reserve charges.

Research and development (or “R&D”) expenses: First quarter R&D expenses were $1.7 million, compared to $1.4 million in Q1 ‘04. This sum does not include current development activities at Debiotech on the micropump or microneedle, nor does it include the $10.6 million paid to acquire certain assets from Cygnus.

Selling, general and administrative expenses (or “SG&A”): First quarter SG&A expenses, were $10.7 million or 56% of net revenues, compared to SG&A expenses of 73% of adjusted net revenues in Q1 ‘04, which reflects increased operating leverage year over year.

Purchased in-process research and development: In March 2005, the Company acquired certain assets of Cygnus, Inc. The cost of this acquisition, including transaction charges, was $10.6 million, of which $9.3 million was charged to expense as purchased in-process research and development, $1.2 million was recorded as property and equipment, and $0.1 million was recorded as inventory.

Net loss: Including the $9.3 million Cygnus in-process research and development charges, the net loss for the quarter totaled $10.4 million, or $0.51 per share, compared to a net loss of $8.1 million, or $2.01 per share, in the prior year period. The Company had adjusted net loss of $1.1 million in the quarter, compared to an adjusted net loss of $3.4 million in the first quarter of 2004. Of the $1.1 million net loss, $326,000 was a result of increased warranty reserve charge associated with the IR 1250 recall announced on April 11.

Second quarter and year guidance: For the year, the Company is raising its net revenue guidance from a range of $82 to $84 million to a range of $84 to $87 million. Net income guidance remains between $3 and $4 million, excluding any charges associated with the Cygnus transaction. Guidance for second quarter net revenues is $19.5 to $20.5 million, compared to adjusted net revenues of $14.4 million in Q2 ‘04, an increase of approximately 40%. Anticipated second quarter net loss ranges from breakeven to a loss of $300,000.

(Tables Follow)

Webcast information : Animas Corporation will host a webcast today, May 9, 2005, at 5:00 p.m. (EST), to discuss its financial results for the first quarter ended March 31, 2005 and its future guidance. This quarterly presentation will be webcast through the Company’s website at http://www.animascorp.com . An online archive of the webcast will be available through May 8, 2006. A copy of this earnings release will be available at http://www.animascorp.com. Animas Corporation undertakes no obligation to update or revise whether as a result of new information, future events, or for any other reason.

About Animas Corporation: Animas, a leading maker of insulin infusion pumps and related products, is dedicated to improving diabetes management and making insulin pump therapy easier for patients with insulin requiring diabetes and healthcare professionals through product innovation, exemplary customer support and superior customer education. For more information on Animas, visit http://www.animascorp.com or call Animas Corporation at 877-937-7867.

Statements in this press release or made by management from time to time regarding Animas Corporation that are not historical facts are forward-looking statements and are subject to risks, assumptions and uncertainties that could cause actual future events or results to differ materially from such statements. Any such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The following factors, among others, could cause Animas’ actual results to differ materially from those described in a forward-looking statement: the failure to successfully commercialize the licensed technology, technical issues of the IR 1250; failure to capture recurring purchases of ancillary supplies by patients using Animas’ pumps; the risks associated with completion and integration of acquisitions; any significant disruption with vendors; any failure to achieve and then maintain profitability; the failure of Animas’ ezSet Infusion Set to be fully-developed or commercially accepted; technological breakthroughs in diabetes monitoring, treatment, or prevention that could render Animas’ products obsolete; failure to comply with any FDA or foreign regulations; an inability to attract and retain personnel; competition; an inability to adequately protect Animas’ intellectual property; product liability lawsuits; and, the failure to secure or retain third party insurance coverage or reduced reimbursement for Animas’ products by third party payors. This list is intended to identify only certain of the principal factors that could cause actual results to differ. Readers are referred to the reports and documents filed from time to time by Animas Corporation with the Securities and Exchange Commission for a discussion of these and other important risk factors. Readers are cautioned not to place undue reliance on forward-looking statements, which are made as of the date of this press release. Animas Corporation undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or for any other reason.

ANIMAS CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(unaudited)

	Three Months Ended March 31,
	2005	2004
	(in thousands, except share and per share data)
Net revenues	$19,348	$4,837

Operating expenses:
Cost of products sold	8,083	2,941
Research and development expenses	1,721	1,437
Selling, general and administrative expenses	10,742	8,439
Purchased in-process research and development	9,265	—

Total operating expenses	29,811	12,817

Loss from operations	(10,463)	(7,980)

Interest income (expense), net	110	(104)

Net loss	$(10,353)	$(8,084)

Basic and diluted net loss attributable to common stockholders per share	$(0.51)	$(2.01)

Weighted average shares — basic and diluted	20,284,824	4,022,208

ANIMAS CORPORATION AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(unaudited)

	March 31, 2005	December 31, 2004
	(in thousands)
Assets

Current assets:
Cash and cash equivalents	$21,967	$30,867
Accounts receivable, net	23,739	22,382
Inventories	12,438	10,924
Other current assets	2,634	1,378

Total current assets	60,778	65,551
Property and equipment, net	8,013	6,780
Other assets	3,554	3,654

Total assets	$72,345	$75,985

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$6,613	$4,430
Other current liabilities	6,188	4,475

Total current liabilities	12,801	8,905
Other liabilities	1,999	2,074
Stockholders’ equity	57,545	65,006

Total liabilities and stockholders’ equity	$72,345	$75,985

ANIMAS CORPORATION AND SUBSIDIARIES

Reconciliation of Net Revenues, Cost of Products Sold and Net Loss to Eliminate
the Effect of the Deferral of Revenue, Delayed Shipments and the Write-off of
Purchased In-process Research and Development

(unaudited)

	Three Months Ended March 31,
	2005	2004
	(in thousands)
Reconciliation of Adjusted Net Revenues
Net revenues	$19,348	$4,837
Deferral of net revenues from prior periods under the pump upgrade program	—	4,480
Delay of shipment of unfulfilled orders of the IR 1200 to the second quarter of 2004	—	2,303

Adjusted net revenues	$19,348	$11,620

Reconciliation of Adjusted Gross Margin
Cost of products sold	$8,083	$2,941
Cost of products sold associated with the pump upgrade program and the delayed shipments	—	2,127

Adjusted cost of products sold	8,083	5,068

Adjusted gross margin	$11,265	$6,552

Reconciliation of Adjusted Net Loss
Net loss	$(10,353)	$(8,084)
Purchased in-process research and development	9,265	—
Deferral of net revenues from prior periods under the pump upgrade program	—	4,480
Delay of shipment of unfulfilled orders of the IR 1200 to the second quarter of 2004	—	2,303
Cost of products sold associated with the pump upgrade program and the delayed shipments	—	(2,127)

	9,265	4,656

Adjusted net loss	$(1,088)	$(3,428)

Note:

The reconciliation of net revenues, cost of products sold and net loss is to provide useful information indicative of the Company’s core operating results and permit the comparison of shipments relating to the demand generated in the three months ended March 31, 2005 to that of the prior year period, respectively. To effectively measure the ongoing operations and the demand shipments for the period, the Company eliminated the effect of the write-off of purchased in-process research and development, the deferral of revenue relating to the pump upgrade program and the delayed shipments of unfulfilled orders of the IR 1200. The non-GAAP measures are included to provide investors and management with an alternative method for assessing the Company’s operating results that is focused on the performance of the Company’s ongoing operations and to provide a more consistent basis for comparison between quarters.